Exhibit 99.B(d)(99)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Wellington Management Company, LLP

As of December 15, 2003, as amended December 7, 2006,
March 30, 2009, June 30, 2009, December 21, 2010, April
10, 2012 and April 15, 2024

Pursuant to Article 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation		Wellington Management Company, LLP

By:	/s/ James Smigiel	By:	/s/ Desmond Havlicek

Name:	James Smigiel	Name:	Desmond Havlicek

Title:	Chief Investment Officer	Title:	Senior Managing Director

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